Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Heron Therapeutics, Inc., pertaining to the 2007 Amended and Restated Equity Incentive Plan and the 1997 Employee Stock Purchase Plan (as amended), of our reports dated March 12, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting of Heron Therapeutics, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ OUM & CO. LLP

San Francisco, California

August 5, 2015